Exhibit 14

Exhibit A

ADRENALINA

CODE OF ETHICS FOR CEO, PRESIDENT AND SENIOR FINANCIAL OFFICERS

I.	INTRODUCTION

This Code of Ethics for certain Officers (this “Code”) of Adrenalina., a Nevada corporation (the “Company”), applies to the Company’s chief executive officer, president, the principal financial officer, the principal accounting officer or controller, if any, or persons performing similar functions (each an “Officer”). This Code covers policies designed to deter wrongdoing and to promote (1) honest and ethical conduct, (2) the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (3) full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the Securities and Exchange Commission (“SEC”) and in other public communications, (4) compliance with applicable governmental laws, rules and regulations, (5) the prompt internal reporting of violations of this Code and (5) accountability for adherence to the provisions of this Code. Each Officer must conduct him/herself according to these policies and seek to avoid even the appearance of improper behavior. Officers should also refer to the Company’s Code of Business Conduct, which supplements and is in addition to this Code.

II.           HONEST AND ETHICAL CONDUCT

Each Officer must always conduct him/herself in an honest and ethical manner and act with the highest standards of personal and professional integrity. As an officer of the Company, he or she has a duty to act in the best interests of the Company and its stockholders. No Officer should tolerate others who attempt to deceive or evade responsibility for their actions.

III.           CONFLICTS OF INTEREST

The Company respects the rights of each Officer to manage his or her personal affairs and investments and does not wish to intrude upon any Officer’s personal life. At the same time, each Officer must act in the best interests of the Company and avoid situations that present a potential or actual conflict between the interests of the Officer and the interests of the Company.

A “conflict of interest” exists when an individual’s private interest interferes in any way - or even appears to interfere — with the interests of the Company as a whole. A conflict situation can arise when an Officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an Officer or members of his or her immediate family, receive improper personal benefits as a result of his or her position in or with the Company.

If an Officer knows of any transaction or relationship that presents, or could reasonably expected to give rise to, a conflict of interest involving that Officer or another Officer, he or she must promptly disclose the transaction or relationship as described in Article VI of this Code. Each Officer should also disclose any actual or apparent conflicts of interest involving any other management or employees who have a significant role in the Company’s financial reporting or disclosure or internal controls.

IV.	RULES TO PROMOTE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE

DISCLOSURE

Each Officer must take the following steps to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and in other public communications made by the Company:

1.
Carefully review drafts of reports and documents the Company is required to file with the SEC before they are filed and Company press releases or other public communications containing financial information before they are released to the public.

2.
Establish and maintain disclosure controls and procedures and internal controls to ensure that financial information required to be disclosed by the Company in its SEC filings or that is communicated in press releases or other public communications, whether written or oral, is collected, processed, summarized and disclosed fully, accurately and in a timely fashion.

3.
Promptly bring to the attention of their superiors, or if necessary the Audit Committee, any weaknesses or concerns with respect to the Company’s internal controls or disclosure controls and procedures that the Officer identifies or becomes aware of, any matters that an Officer feels could compromise the integrity of the Company’s financial reports or any disagreements on material accounting matters.

4.	Always act with the highest standards of personal and professional integrity, and do not tolerate others who attempt to deceive or evade responsibility for their actions.

V.           COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS

Compliance with applicable governmental laws, rules and regulations, both in letter and in spirit, is one of the foundations on which the Company’s ethical policies are built. As an Officer, you must understand and take responsibility to comply with the governmental laws, rules and regulations of the cities and states in which we operate including, but not limited to, the laws pertaining to insider trading of Company’s securities. For example, it is critical that you understand the governmental laws, rules and regulations applicable to disclosures the Company is required to make in its periodic reports and otherwise. In addition, if there is a conflict between an applicable law and this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts or this Code, you should ask the Company’s outside counsel how to handle the situation.

An Officer must respect the confidentiality of information acquired in the course of the performance of his or her responsibilities, except when authorized or otherwise legally obligated to disclose such information. An Officer shall not use confidential information acquired in the course of the performance of his or her responsibilities for improper personal advantage.

VI.           REPORTING VIOLATIONS OF THIS CODE OR ANY ILLEGAL OR UNETHICAL BEHAVIOR

If you believe that actions have taken place, may be taking place or may be about to take place that violate or would potentially violate this Code, you must promptly bring the matter to the attention of the Company. You are required to communicate any violations of this Code to the Chairman of the Audit Committee. You are also encouraged to talk to the Company’s outside counsel about observed illegal or unethical behavior and whenever you are in doubt about the best course of action in a particular situation regarding this Code.

The Company will not tolerate any retaliation against any person who provides information in good faith to a Company or law enforcement official concerning a possible violation of any law, regulation or this Code. Any Officer or other employee who violates this rule may be subject to civil and administrative penalties, as well as disciplinary action, up to and including termination of employment.

VII.           ACCOUNTABILITY FOR ADHERENCE TO THIS CODE

Each Officer will be held accountable for adherence to this Code. Any Officer who violates the policies in this Code will be subject to disciplinary action, up to and including a discharge from the Company and, where appropriate, civil liability and criminal prosecution.

Each Officer must review this Code and sign the attached certification. Each Officer is also responsible for the diligent review of practices and procedures in place to help ensure compliance with this Code.

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

VIII.           WAIVERS OF OR AMENDMENTS TO THIS CODE

This Code will be made publicly available as required by applicable law or regulation. The provisions of this Code may be waived only by the Board of Directors (“Board”) or by the Audit Committee. Any waiver, including implicit waiver, of a provision of this Code and any amendment to this Code will be promptly disclosed as required by applicable law or regulation.

A “waiver” means the approval by the Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

IX.           ADMINISTRATION

The Audit Committee of the Board will administer this Code. The Audit Committee will be responsible for the annual review of the compliance procedures in place to implement this Code and will recommend clarifications or necessary changes to this Code to the Board for approval.

CERTIFICATION

I hereby acknowledge and certify that I have read the Code of Ethics for certain Officers of Adrenalina, have become familiar with its contents and will comply with its terms. Any violations of which I am aware are noted below.

Name (please print)

Signature

Date

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